Exhibit 27-(k): Opinion and Consent of Counsel
ING LOGO AMERICAS US Legal Services
J. Neil McMurdie Counsel (860) 723-2216 Fax: (860) 723-2229 McMurdieJN@ING-AFS.com
April 16, 2003	BY EDGARLINK

U.S. Securities and Exchange Commission 450 Fifth Street, N.W. Washington, DC 20549
Re:

ReliaStar Life Insurance Company of New York
ReliaStar Life Insurance Company of New York Variable Life Separate Account I
Post-Effective Amendment No. 3 to Registration Statement on Form N-6
Prospectus Title: SelectHLife NY II
File Nos. 333-52358 and 811-03427

Ladies and Gentlemen:

The undersigned serves as counsel to ReliaStar Life Insurance Company of New York, a New York life insurance company (the "Company"). It is my understanding that the Company, as depositor, has registered an indefinite amount of securities under the Securities Act of 1933 as provided in Rule 24f-2 under the Investment Company Act of 1940.

In connection with this opinion, I have reviewed, or supervised the review of, the Post-Effective Amendment to the above-referenced Registration Statement on Form N-6. This filing describes the SelectH Life NY II flexible premium variable universal life insurance policies (the "Policies") offered by the Company through its ReliaStar Life Insurance Company of New York Variable Life Separate Account I (the "Account"). I have also examined, or supervised the examination of, originals or copies, certified or otherwise identified to my satisfaction, of such documents, trust records and other instruments I have deemed necessary or appropriate for the purpose of rendering this opinion. For purposes of such examination, I have assumed the genuineness of all signatures on original documents and the conformity to the original of all copies. On the basis of this examination, it is my opinion that:

1.	The Company is a corporation duly organized and validly existing under the laws of the State of New York.
2.	The Account is a separate account of the Company duly created and validly existing pursuant to the laws of the State of New York.

Hartford Site 151 Farmington Avenue TS31 Hartford, CT 06156-8975	ING North America Insurance Corporation

3.	The Policies and the interests in the Account to be issued under the Policies have been duly authorized by the Company.
4.

The assets of the Account will be owned by the Company. Under New York law and the provisions of the Policies, the income, gains and losses, whether or not realized from assets allocated to the Account, must be credited to or charged against such Account, without regard to other income, gains or losses of the Company.

5.

The Policies provide that assets of the Account may not be charged with liabilities arising out of any other business the Company conducts, except to the extent that assets of the Account exceed its liabilities arising under the Policies.

6.

The Policies and the interests in the Account, when issued and delivered in accordance with the Prospectus constituting a part of the Registration Statement and in compliance with applicable local law, will be validly issued and binding obligations of the Company in accordance with their respective terms.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely, /s/ J. Neil McMurdie J. Neil McMurdie